Filed pursuant to Rule 424(b)(5)
Registration No. 333-206032

PROSPECTUS SUPPLEMENT (to the Prospectus dated August 12, 2015)

2,161,290 Shares

Bio Blast Pharma Ltd.
Ordinary Shares

$3.10 per Share

We are offering 2,161,290 of our ordinary shares at a price of $3.10 per share pursuant to this prospectus supplement and the accompanying prospectus. Our ordinary shares are currently traded on the NASDAQ Global Market under the symbol “ORPN”. On March 16, 2016, the closing sale price of our ordinary shares was $4.08 per share.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus dated August 12, 2015. This prospectus supplement provides supplemental information regarding us and updates certain information contained in the accompanying prospectus and describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. We incorporate important information into this prospectus supplement and the accompanying prospectus by reference.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT, AS WELL AS THOSE INCORPORATED BY REFERENCE HEREIN, FOR A DISCUSSION OF IMPORTANT RISKS THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION.

Roth Capital Partners, LLC and H.C. Wainwright & Co., LLC are acting as co-placement agents on this transaction.  The co-placement agents are not purchasing or selling any of these securities nor are the co-placement agents required to arrange for the sale of any specific number or dollar amount of securities, but have agreed to use reasonable best efforts to arrange for the sale of the securities offered by this prospectus supplement.  There is no required minimum number of shares that must be sold as a condition to completion of the offering.  We have agreed to pay the co-placement agents the placement agent fees set forth in the table below.

	Per Ordinary Share	Total
Offering price	$3.10	$6,699,999.00
Placement agent fee(1)	$0.217	$468,999.93
Proceeds, before expenses, to us	$2.883	$6,230,999.07

(1)	In addition to the placement agent fee listed in the table above, we have agreed to reimburse the co-placement agents for certain of its expenses with respect to this offering as described under “Plan of Distribution” on page S-19 of this prospectus supplement.

Delivery of the ordinary shares is expected to be made on or about March 22, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Co-Placement Agents

Roth Capital Partners	Rodman & Renshaw
a unit of H.C. Wainwright & Co.

March 18, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form F-3 (File No. 333-206032) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the Securities and Exchange Commission, or the SEC, on August 3, 2015, and was declared effective on August 12, 2015. Under this shelf registration process, of which this offering is a part, we may, from time to time, sell up to an aggregate of $100 million of our securities. We have not yet sold any securities under this shelf registration process.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated therein by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will control. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.” You may obtain a copy of this prospectus supplement, the accompanying prospectus and any of the documents incorporated by reference without charge by requesting it from us in writing or by telephone at the following address or telephone number: Bio Blast Pharma Ltd., 37 Dereh Menachem Begin St. 15th Floor, Tel Aviv 6522042 Israel. Telephone: +972 722409060.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the co-placement agents have not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references in this prospectus supplement to “we,” “our,” “our company,” “Bio Blast,” “us” and the “company” refer to Bio Blast Pharma Ltd. and its wholly owned subsidiary, BioBlast Pharma, Inc.

All references in this prospectus supplement to “ordinary shares” refer to Bio Blast’s ordinary shares, par value NIS 0.01 per share. We sometimes refer to our ordinary shares to be offered under this prospectus supplement as the “securities.”

All references to “NIS” are to New Israel Shekels, the lawful currency of Israel.

All references to “dollars” or “$” are to the lawful currency of the United States.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections, starting on page S-10 of this prospectus supplement and page 3 of the accompanying prospectus and under Item 3.D. — “Risk Factors” in our most recent Annual Report on Form 20-F, as well as the financial statements and the other information incorporated by reference herein, before making an investment decision.

Overview

Who We Are

We are a clinical development-stage biopharmaceutical company focused on the identification, licensing, acquisition, development and commercialization of drugs for rare and ultra-rare genetic diseases. We focus on therapeutic platforms that offer solutions for several diseases that share a common pathophysiological mechanism, which are the functional changes that accompany a particular syndrome or disease. We also focus on diseases with severe and debilitating manifestations, where the unmet medical need is clear, the biological mechanism of action is understood, and for which there is no satisfactory treatment. Since our inception in 2012, we have developed and in-licensed potential treatments for a range of diseases. Currently, we have several drug candidates in clinical or preclinical development targeting neuromuscular/central nervous system (CNS) and mitochondrial diseases. These include:

●	Protein Stabilizing Platform – Drug Candidate is trehalose IV Solution: Trehalose is a mutant protein stabilizer and autophagy enhancer. Trehalose is currently used in the pharmaceutical industry as an excipient, or non-active ingredient for protein-based drugs that are administered intravenously, such as Avastin® and Herceptin®. It is designated as a Generally Recognized as Safe (GRAS) compound by the U.S. Food and Drug Administration, or the FDA. Mutant unstable cellular proteins are the cause of several genetic diseases known as PolyA/PolyQ diseases, including oculopharyngeal muscular dystrophy (OPMD), and spinocerebellar ataxia type 3 (SCA3; Machado Joseph disease). These pathological proteins, different by disease, aggregate within cells, eventually leading to cell death. Data to date from preclinical trials in both cell and animal models indicate that trehalose IV solution has the potential to prevent mutant protein aggregation and enhanced autophagy in humans. We recently reported final results of the HOPEMD Phase 2 open label study in which 25 patients with OPMD were treated with trehalose IV solution for 24 weeks. Trehalose IV solution was observed to be safe and well tolerated and, while not powered for efficacy, produced early signals of efficacy related to the main symptoms associated with the disease, i.e. dysphagia (difficulty in swallowing), and upper and lower body muscle weakness.

●	Mitochondrial Protein Replacement – Lead Drug Candidate is BB-FA (Friedreich’s ataxia): mPRT is a mitochondrial protein replacement platform with the potential to treat a number of diseases caused by mutations in genes associated with mitochondrial-related proteins. Mitochondria are cell components that supply chemical energy for normal cell functioning. There are approximately 150 genetic diseases that are caused by a missing or mutant protein that has a critical role in normal mitochondrial function. While lysosomal protein replacement platforms have been successful in replacing a missing protein in lysosomes, we believe that our mPRT platform has the potential to be successful in replacing mitochondrial proteins. This platform is currently in preclinical development and the product of technology licensed from the Hebrew University in Israel. Several drug candidates have been identified with the lead candidate being BB-FA for Friedreich’s ataxia. Our product candidates are new “fusion proteins” that are a combination of the replacement protein fused with two additional peptide sequences that facilitate transport through biological membranes. Based on the biology of this platform and our preclinical research, we believe that we have the potential to target and treat a number of mitochondrial diseases. In the case of BB-FA, in vivo models have shown initial signals of safety and efficacy. Our plans call for development of some of these drug candidates either internally or through strategic partnership, depending on funding.

●	Read-through Platform – Lead Drug Candidate is BBrm-02: BBrm-02 is azithromycin (a macrolide) in a formulation suitable for intrathecal delivery intended to treat spinal muscular atrophy (SMA), and potentially other neurodegenerative and neurodevelopmental diseases. Our technology was licensed from the Tel Aviv University in Israel. BBrm-02 is currently in preclinical development. Azithromycin, as well as other macrolides, have been shown to enable the read-through (or bypassing) of genetic defects called nonsense mutations or stop codons that interfere with normal protein formation and cause disease. In in vitro and in vivo models, azithromycin has shown initial signals of safety and efficacy. Our plans call for development of BBrm-02 either internally or through strategic partnerships contingent upon an ongoing business assessment and funding.

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Our Approach

Our approach is to identify, acquire, license, develop, and commercialize novel products for the treatment of rare and ultra-rare diseases in the United States, the European Union, and select international markets, with the goal of becoming a leading rare disease biotechnology company.

The patients we seek to treat have diseases with limited or no treatment options, and their lives and well-being are highly dependent upon our efforts to develop new therapies. We strive to build a company that is faster, better and smarter about advancing multiple product candidates through approval.

The main components of our business strategy include the following:

•	Focus on rare and ultra-rare diseases with significant unmet medical need. There are numerous rare and ultra-rare metabolic genetic diseases that currently have no approved drug therapy and for which no therapies, to our knowledge, are currently in development. Patients suffering from these diseases often have a high unmet medical need with significant morbidity and/or mortality. We are focused on developing and commercializing therapies for multiple such indications with our current focus on neuromuscular and mitochondrial diseases.

•	Focus on diseases and therapies with clear mechanisms of action. We also focus on diseases that have biology and root causes that are well understood. For example, several of our product candidates are replacement therapies for a single deficient enzyme or substrate in the body. We believe that developing drugs that directly impact known disease pathways will increase the probability of success of our development programs.

•	Develop and selectively commercialize multiple product candidates with a focus on major markets. Clinical trials for rare and ultra-rare diseases can often be smaller, and less expensive than those for larger market indications. Development of multiple programs in the metabolic genetics field has the potential to generate organizational efficiencies. Commercial costs likewise, tend to be significantly lower than those for larger market indications. As a result of these efficiencies, we seek to develop preclinical/clinical product candidates internally and where appropriate, with partners.

•	Focus on excellent and rapid clinical and regulatory execution. We believe that building a successful and sustainable rare disease-focused company requires very specific expertise in the areas of patient identification, clinical trial design and conduct, and regulatory strategy. We have assembled a team with a successful track record in managing global clinical development activities in an efficient manner, and with multinational experience in obtaining regulatory approvals for rare disease products.

Disease Background, Rationale for Treatment, Development Plan and Market Potential

Oculopharyngeal Muscular Dystrophy (OPMD)

Disease background:

OPMD is a rare inherited myopathy characterized by dysphagia (difficulty in swallowing), the loss of muscular strength and weakness in multiple parts of the body. Patients typically suffer from severe dysphagia, tongue atrophy, dysphonia (altered and weak voice), ptosis (eye lid drooping), limitation in looking upward, lower limb proximal muscle weakness, facial muscle weakness and upper limb proximal muscle weakness. The disease is most often diagnosed in the fifth or sixth decade of life and progresses throughout the patient’s life. As the dysphagia becomes more severe, patients become malnourished, lose significant weight and may suffer from repeated incidents of aspiration pneumonia. These last two may lead to death.

OPMD is one of a larger group of diseases called tri-nucleotide repeat diseases that are associated with the presence of an abnormal cellular protein that aggregates in the cells eventually causing cell death. In OPMD the mutant protein PABPN1 was found to be correlated with disease severity in animal models and was identified within the typical cellular protein aggregates - the intra-nuclear inclusion body (INI) that are the diagnostic hallmark of the disease.

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There is no medical treatment or, to our knowledge, potential cure for OPMD. Current therapeutic strategies are confined to surgical interventions that have limited efficacy and need to be repeated while the progressive loss of muscle contractility continues relentlessly.

Rationale for treatment:

The naturally occurring disaccharide, trehalose, is well known for its protein-stabilizing properties. Trehalose was approved by the FDA, EMA and several other authorities as a GRAS food ingredient and is also registered on the U.S. National Formulary, as well as in Europe and Japan. Its safety in preclinical trials was extensively researched and validated. It is used extensively in many applications as a stabilizer of frozen food, in freeze drying of biological systems and cells, as a stabilizer of therapeutic parenteral proteins and as an excipient in tablets and IV solutions. Trehalose has been shown to prevent pathological aggregation of proteins within cells in several diseases associated with mutant cellular-protein aggregation such as PolyA/PolyQ and taupathy diseases (for example OPMD, Huntington’s disease, spinocerebellar ataxia, Parkinson disease, and Alzheimer disease). Recent studies demonstrated that trehalose also enhances autophagy - a natural mechanism of debris-clearance within cells.

Trehalose was found to be effective in cell studies and in a mouse model of OPMD. In this disease there are characteristic intracellular aggregations of the abnormal protein PABPN1 (INI). Animal studies showed a direct correlation between reduction of mutant PABPN1 aggregates (INI) in cells and reduced cell death. Trehalose effectively reduced the aggregation and toxicity of mutant PABPN1 proteins in OPMD cell models. Furthermore, treatment of an OPMD mouse model with trehalose resulted in the attenuation of muscle weakness, decreased aggregate formation and a reduced number of TUNEL-positive nuclei in skeletal muscle fibers.

Like all disaccharides, trehalose is metabolized at the epithelial brush border of the intestine into two D-glucose molecules. Less than 0.5% of ingested trehalose is absorbed into the blood stream where it is further metabolized by the liver and kidney. Oral trehalose in amounts exceeding 40 - 50 g per day causes diarrhea, bloating and abdominal pain. To achieve therapeutic amounts of trehalose in the muscle cells, it is necessary to circumvent the massive metabolism in the gastrointestinal tract. Our proprietary IV formulation of trehalose developed for the treatment of diseases is characterized by unstable mutant protein aggregates causing cellular damage and eventually cell death. We have shown in both preclinical and human pharmacokinetic studies that our trehalose IV solution is able to reach muscle cells and remain within the cells for considerable periods of time consistent with our dosing regimen.

Clinical development plan:

The HOPEMD Phase 2 study was designed as an initial proof-of-concept open-label clinical study in 74 OPMD patients for 24 weeks, following which it was intended that all patients would be randomized into a treatment arm or non-treatment control group, and followed for an additional 12 months in a separate continuation study. The study was conducted at two centers - Montreal Neurological Institute at McGill University in Montreal, Canada, and Hadassah-Hebrew University Medical Center in Jerusalem, Israel. The primary objective was to assess the safety and tolerability of trehalose 90mg/mL IV solution in patients suffering from OPMD. Although not powered for efficacy, secondary endpoints were included to explore whether trehalose 90mg/mL IV solution could improve or prevent worsening of OPMD disease markers, notably those related to dysphagia (difficulty in swallowing) and upper and lower muscle weakness. As previously reported, based on the initial positive signals seen in the first 25 patients enrolled in Canada (11 patients) and Israel (14 patients), recruitment was terminated in mid-2015. Now that all patients have received at least 24 weeks of treatment, BioBlast intends to discontinue the trial in the near future as it is our belief that continuing the trial will not provide further significant data. Patients will be offered access to the drug in an expanded access program.

In March, 2016, we announced final results of the HOPEMD Phase 2 open label study in OPMD patients receiving trehalose 90mg/mL weekly for 24 weeks. Trehalose 90mg/mL IV solution was observed to be safe and well-tolerated with no drug-related serious adverse events. Improvements versus baseline were observed in a number of secondary efficacy endpoints related to dysphagia and muscle strength and function.

During 2016, we anticipate initiating a Phase 2b double blind placebo controlled trial with trehalose IV solution in OPMD contingent upon funding. We additionally plan to continue to pursue OPMD and SCA3 pre-commercial activities and commercial planning in 2016. Based on the mechanism of action of trehalose and our intellectual property, we believe that this drug platform has the potential to treat several PolyA/PolyQ diseases.

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The market potential for OPMD:

OPMD is more prevalent among people of French Canadian origin residing in Canada and among Hispanics in New Mexico, Arizona and the other U.S. southwestern states, and in Israel. It has been reported to occur in 33 countries in the world. In the United States, the estimated number of diagnosed patients is approximately 6,000.

Spinocerebellar Ataxia Type 3 (SCA3 or Machado Joseph disease)

Disease background:

Spinocerebellar ataxia type 3, also known as SCA3 or Machado Joseph disease, is a dominantly inherited ataxia, and is the most common disease among the cerebellar ataxias. SCA3 is characterized by memory deficits, clumsiness in movements in the arms and legs, unstable gait, difficulty with speech and swallowing, impaired eye movements that may be accompanied by double vision or bulging eyes, and lower limb spasticity. In most individuals with SCA3, symptoms typically begin in the third to fifth decade of life but can start as early as young childhood or as late as 70 years of age. Natural history studies indicate that death occurs, on average, 21 years after diagnosis.

SCA3 is a caused by a repeat expansion in the DNA code causing the creation of an abnormal and unstable cellular protein ataxin 3. Typically the longer the expansion, the more severe the disease which may manifest earlier in life and exert a broader range of neurological symptoms. Cellular aggregations of ataxin 3 inclusion bodies are found in SCA3 patients’ brains and nerve cells.

There is no medical treatment for SCA3 and current approaches are focused on alleviating disease symptoms and supportive care.

Rationale for treatment and development plan:

It has been established that enhancement of autophagy in SCA3 is an effective approach that reduces intracellular aggregates and increases cell survival. Trehalose was found to be effective in SCA3 cells as a stabilizer of the mutant ataxin 3 and as an enhancer of autophagy. We have conducted animal studies in several disease models. We have found that treatment with trehalose reduced the level of the pathological protein in nerve cells and reduced the disease symptoms in animal models. In 2015, we announced positive in vivo proof of concept results for our trehalose IV solution for SCA3 in two different mouse models of the disease.

We are currently conducting a Phase 2 open label clinical trial in Israel to assess our trehalose IV solution’s safety in treating SCA3. We intend to discontinue the trial after all patients have received at least six months of treatment, as it is our belief that continuing the trial beyond this point will not provide further significant data.

Clinical development plan:

We plan to complete the aforementioned Phase 2 open label clinical study in Israel. Further double blind placebo controlled trials in SCA3 will be contingent upon additional business assessment and funding, though we do plan to continue to pursue both OPMD and SCA3 pre-commercial activities and commercial planning throughout 2016. Based on the mechanism of action of trehalose and our intellectual property, we believe that this drug platform has the potential to treat several PolyA/PolyQ diseases.

Market potential:

The prevalence of SCA3 is conservatively estimated at approximately 0.55 cases per 100,000 people in North America and Europe. The prevalence of the disease is highest among people of Portuguese/Azorean descent. For example, among immigrants of Portuguese ancestry in New England, the prevalence is approximately one in 4,000, and the highest prevalence in the world, about one in 140, occurs on the small Azorean island of Flores.

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Friedreich’s Ataxia

Disease background:

Friedreich’s ataxia is a rare inherited disease that causes muscle and nerve damage. It usually begins in childhood and is caused by progressive degeneration of the spinal cord and peripheral nerves. The cerebellum - the part of the brain that coordinates balance and movement, also degenerates. This damage results in clumsy, unsteady movements and gait and impaired sensory functions. The disease also causes severe heart disease, spinal deformity and diabetes. Typically patients are diagnosed within the first two decades of life and may become wheelchair bound within 15 years of diagnosis. Life expectancy is severely shortened and most patients do not live beyond the fourth decade of life.

Friedreich’s ataxia is caused by a defect (mutation) in a gene labeled FXN. As a result, the corresponding protein called frataxin is mutated and dysfunctional. Frataxin plays a pivotal role in normal mitochondrial metabolism: Without a normal level of frataxin, certain cells in the body (especially peripheral nerve, spinal cord, brain and heart muscle cells) cannot effectively produce energy, and buildup toxic byproducts leading to oxidative stress. Frataxin deficiency may also lead to increased levels of iron in the mitochondria. When the excess iron reacts with oxygen, free radicals can be produced. Although free radicals are essential molecules in the body’s metabolism, they can also destroy cells and harm the body.

Rationale for treatment and development plan:

Unlike successful lysosomal Enzyme-Protein Replacement Therapy (ERT)- mitochondrial ERT has yet to be established. We have developed a novel mPRT platform based on a recombinant protein containing targeting signals (TAT-MTS-protein). Based on our approach, mPRT therapy has been studied in a Friedreich’s ataxia mouse model with some success, using the native MTS of frataxin (MTSfa). We have made a scientific leap by replacing the native MTS with a heterologous MTS (one that is native to another protein). Our approach was tested in preclinical trials and was found to be superior in four major parameters: The expression of the fusion protein by bacterial cells, the penetration of the protein into Friedreich’s ataxia patient’s cells, the breakout of the fusion protein into its components leaving the frataxin protein in the mitochondria, and finally, the correction of the pathological “oxidative stress” of the cells. In 2015, we announced positive in vitro and in vivo proof of concept results for BB-FA in several patient cell lines and in two different and well established animal models of Friedreich’s ataxia.

Our plans call for development of BB-FA, and other mPRT candidates either internally or through strategic partnerships depending on funding. BB-FA is in pre-clinical development.

Market potential for BB-FA:

Although rare, Friedreich’s ataxia is the most common form of hereditary ataxia, affecting about 1 in every 50,000 people in the United States. It is estimated that the number of Friedreich’s Ataxia patients in the United States is about 6,000, with approximately 15,000 patients worldwide.

Spinal Muscular Atrophy (SMA)

Disease background:

SMA is a neuromuscular disorder for which there is no available therapy. SMA is the number one autosomal recessive cause of infantile death. SMA is caused by loss or mutation of the survival motor neuron 1 gene, SMN1, while the nearly identical copy gene, SMN2 is retained. In contrast to SMN1, most SMN2 DNA lack a segment called exon 7. The alternative, 7-SMN, translates into a prematurely terminated protein that is rapidly degraded. It has been established that read-through of the stop codon in exon 8 of the 7 -SMN2 protein increases the amount of full-length SMN2 - a protein that can potentially significantly attenuate disease severity in SMA patients.

Rationale for therapy and development plan

Drug-induced read-through of the premature termination codon enables full-length translation of SMN2, thus serving as an ideal therapeutic target as it is found in all SMA patients. This approach was successfully tested in SMA cells and animal models using a known family of antibiotics called aminoglycosides. Unfortunately, chronic administration of aminoglycosides is impossible due to their well-known prohibitive toxicity.

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BBrm-02 (an intrathecal formulation of azithromycin) is a non-glycoside that was found to be significantly superior to aminoglycosides in enabling read-through and enabling the expression of full length functional SMN2 and rescue cells. Our plans call for development of BBrm-02 either internally or through strategic partnerships contingent upon an ongoing business assessment and funding. BBrm-02 is in pre-clinical development.

Market potential for SMA:

SMA has a carrier frequency of one in every 35 to 40 people, affecting every one in 6,000 live births. It is estimated that some 30,000 children suffer from SMA in the United States and in similar numbers in Europe.

There are several drugs in development for SMA; however, there is no approved therapy for this disease.

Corporate Information

We were incorporated under the laws of the State of Israel on January 22, 2012. Our principal executive office is located at 37 Dereh Menachem Begin St., Tel Aviv 6522042, Israel, and our telephone number is: +972 72 2409060. Our wholly owned U.S. subsidiary, BioBlast Pharma, Inc., incorporated in Delaware, has been appointed our agent in the United States and its registered address is 1811 Silverside Road, Wilmington, Delaware 19810. Our website address is http://bioblast-pharma.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus supplement.

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THE OFFERING

Ordinary shares offered	2,161,290 ordinary shares

Offering price	$3.10

Ordinary shares outstanding prior to the offering	14,230,480 shares

Ordinary shares to be outstanding after the offering	16,391,770 shares

Use of proceeds	To fund our future clinical development program and for general corporate purposes

Risk factors	See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus and in the documents incorporated by reference herein (including under Item 3.D. — “Risk Factors” in our most recent Annual Report on Form 20-F) for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.

NASDAQ Global Market symbol	“ORPN”

Unless otherwise stated, all information in this prospectus supplement is based on 14,230,480 ordinary shares outstanding as of March 17, 2016, and does not include the following as of that date:

•	2,345,960 ordinary shares issuable upon the exercise of share options outstanding under our 2013 Incentive Option Plan, at a weighted average exercise price of $5.62 per share; and

•	1,080,645 ordinary shares issuable upon the exercise of warrants to be issued in our concurrent private placement, at a weighted average exercise price of $4.50 per share.

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SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated financial statement data for the years ended December 31, 2014 and 2013 set forth below from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated financial statement data as of June 30, 2015, and for the six months ended June 30, 2015 and 2014, from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Our results for interim periods are not necessarily indicative of the results that may be expected for the entire year. You should read the information presented below together with our consolidated financial statements, the notes to those statements and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands of U.S. dollars, except share amounts)	2015	2014	2014	2013
	(unaudited)	(unaudited)
Statements of Operations Data:
Research and development expenses	$4,094	$1,163	$4,441	$732
General and administrative expenses	2,962	590	416	86
Financial (income) expense, net	(76)	6	(58)	(3)
Taxes on income	5
Loss attributable to holders of ordinary shares	6,985	1,759	7,022	1,171
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	14,230,480	10,873,973	12,259,600	8,423,018

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RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described below, in the accompanying prospectus and under Item 3.D. — “Risk Factors” in our most recent Annual Report on Form 20-F, or in any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement under the caption “Warning Regarding Forward-Looking Statements” below.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds of this offering to fund the Company's future clinical development program and for general corporate purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for the company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Investors will incur an immediate dilution from the public offering price.

Because the price per share being offered is substantially higher than the book value per share of our ordinary shares, you will suffer substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering. Based on the initial public offering price of $3.10 per unit, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of $1.19 per ordinary share in the net tangible book value of the ordinary shares, as of June 30, 2015. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

A substantial percentage of our authorized shares may be sold in this offering, which could cause the price of our ordinary shares to decline.

This sale and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of our ordinary shares. We have issued a substantial number of ordinary shares upon exercise of warrants and options to purchase our ordinary shares, which are eligible for, or may become eligible for, unrestricted resale. Any sales or registration of such shares in the public market or otherwise could reduce the prevailing market price for our ordinary shares, as well as make future sales of equity securities by us less attractive or even not feasible. The sale of shares issued upon the exercise of options and warrants granted pursuant to our stock option plans and shares sold to employees pursuant to our employee stock purchase plan could also further dilute the holdings of our then existing shareholders.

We will need additional funds in the future. We may be unable to obtain additional funds or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents before this offering, along with cash generated from operations will be sufficient to fund our operating expenses and capital requirements through the end of 2016, although there is no assurance of this result, and we may need funds in the future. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities.

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We may be required to seek funds through arrangements with collaborative partners.

If we are unable to obtain funding through the sale of our ordinary shares or other equity securities on a timely basis, we may be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

We cannot assure you that we will be able to enter into these collaborations or that, if entered, they will produce successful products. Our potential dependence on collaborative arrangements with third parties subjects us to a number of risks. These collaborative arrangements may not be on terms favorable to us. Agreements with collaborative partners typically allow partners significant discretion in electing whether or not to pursue any of the planned activities. We may not be able to control the amount and timing of resources any collaborative partners may devote to products based on the collaboration, and potential partners may choose to pursue alternative products. Furthermore, potential partners may not perform their obligations as expected and our chances of successfully commercializing products could be materially and adversely affected.

We are undergoing management and other changes that could impact our ability to execute our operational plans as quickly as we have planned.

During 2015, we experienced significant management and cultural shifts. For example, in January 2015, our co-founder and then Chief Executive Officer, Dr. Dalia Megiddo, became Chief Development Officer and Mr. Colin Foster was appointed as our Chief Executive Officer and President. In November 2015, we announced that Dr. Megiddo and Udi Gilboa, our then Chief Financial Officer, would both transition to advisor positions. Our management has further expanded in connection with our establishment of a U.S.-based headquarters in New Haven, Connecticut, in addition to our facility in Israel. We have engaged several new executive officers, including Mr. Robert Cook as Chief Financial Officer, Dr. Warren Wasiewski as Chief Medical Officer and Vice President of Research and Development, Mr. Paul Firuta as Chief Commercial Officer, Ms. Theresa M. Stevens as Chief Corporate Development Officer and Ms. Leigh Cherry as Vice President of Manufacturing. In addition, we may evolve our management team and shift the emphasis of our team structure and offices between the United States and Israel. The changes that we implemented and the ones we plan to further implement occupy much of our existing senior management’s time, are difficult to manage and might not always prove to be successful.

To help attract, retain and motivate management, we use share-based incentive awards such as stock options. If the value of such share-based awards does not appreciate as measured by the performance of the price of our ordinary shares, or if our share-based compensation otherwise ceases to be viewed as a valuable benefit, our ability to attract, retain and motivate management candidates could be weakened. Competition for qualified executives is intense and if we are unable to continue expanding our management team, retain our existing management or successfully integrate new additions to our management team in a manner that enables us to scale our business and operations effectively, our ability to operate effectively and efficiently could be limited or negatively impacted. Accordingly, the expansion of our management team and further changes thereto could be disruptive and could negatively affect our operations.

Positive results of clinical trials may be different from results of other clinical trials, and positive data from open label clinical trials might not be replicated in subsequent open label or placebo controlled clinical trials.

On March 16, 2016, we reported positive final results from our open label HOPEMD Phase 2 clinical trial. This trial relates to the treatment of patients suffering from oculopharyngeal muscular dystrophy, or OPMD, with our lead product candidate, trehalose IV solution. These final results may not necessarily predict results from future trials. Acceptable results in our open label HOPEMD Phase 2 clinical trial might not be repeated in later trials or may not be statistically significant, because, among other things, early stage trials are often conducted in smaller groups of patients than later trials, and without the same trial design features, such as randomized controls. If the positive results are not replicated future trials or are not statistically significant, we might not be able to rationalize continued development of the product candidate, or substantiate our request to obtain approval from applicable regulatory authorities at a future time. In addition, the HOPEMD Phase 2 clinical trial is an open label trial, and accordingly, there are no placebo control subjects. Regulatory authorities typically will not accept results of open label trials when considering whether or not to approve a drug for commercialization.

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WARNING REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, will contain forward-looking statements. These forward-looking statements include, but are not limited to, those statements regarding anticipated expenses, capital requirements and our needs for additional financing; timing, design, the initiation and successful completion of the clinical trials we are or anticipate conducting, if at all; FDA approval of, or other regulatory action in the United States and elsewhere; the commercial launch and future sales of any products or product candidates; our ability to achieve favorable pricing for our products; and our expectations regarding licensing, acquisitions and strategic operations. In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus supplement would not be interpreted differently in light of additional research and clinical and preclinical trials results. The forward-looking statements contained in this prospectus supplement are subject to risks and uncertainties, including in our most recent Annual Report on Form 20-F, under Item 3.D. – “Risk Factors” and in our other filings with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as otherwise required by law, we are under no obligation to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 2,161,290 ordinary shares in this offering will be approximately $6.1 million, based on the offering price of $3.10 per share, and after deducting the co-placement agents’ fees and offering expenses payable by us. We currently expect to use the net proceeds from this offering to fund our future clinical development program and for general corporate purposes. Pending these uses, we may invest the net proceeds in short term investments, some or all of which may not be investment grade rated.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, the status of and results of our clinical trials, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

We have no current commitments or binding agreements with respect to any material acquisition of or investment in any technologies, products or companies.

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PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have been quoted on the NASDAQ Global Market under the symbol “ORPN” since July 31, 2014. Prior to that date, there was no public trading market for our ordinary shares. Our initial public offering was priced at $11.00 per share on July 30, 2014. The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares on the NASDAQ Global Market:

	Low	High
Annual Information:
2014	$4.53	$9.79
2015	3.45	8.85
Quarterly Information:
Third Quarter 2014	6.90	9.79
Fourth Quarter 2014	4.53	7.78
First Quarter 2015	5.80	8.85
Second Quarter 2015	5.10	8.50
Third Quarter 2015	4.90	7.15
Fourth Quarter 2015	3.45	6.60
First Quarter 2016 (through March 16, 2016)	2.48	7.95
Monthly Information:
September 2015	5.01	6.72
October 2015	4.76	6.60
November 2015	3.92	5.32
December 2015	3.45	5.40
January 2016	2.48	4.00
February 2016	2.73	4.00
March 2016 (through March 16, 2016)	2.48	7.95

On March 16, 2016, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $4.08 per share.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

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CAPITALIZATION

The following table sets forth cash and cash equivalents, short-term investments and our shareholders’ equity as of June 30, 2015 on an actual basis and on a pro forma basis giving effect to the issuance and sale of 2,161,290 ordinary shares in this offering at a public offering price of $3.10 per share, after deducting the co-placement agents’ fees and estimated offering expenses payable by us. The financial data in the following table should be read in conjunction with our consolidated unaudited financial statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on March 17, 2016, for the period ended June 30, 2015, which have been incorporated by reference in this prospectus.

	As of June 30, 2015 (unaudited, U.S. Dollars, in thousands)	Pro Forma
Cash and cash equivalents	$9,122	$15,222
Short-term bank deposit	17,106	17,106
Shareholders’ equity:
Ordinary Shares of NIS 0.01 par value: Authorized – 50,000,000 as of June 30, 2015; Outstanding – 14,230,480 shares as of June 30, 2015	39	45
Additional paid-in capital	40,499	46,593
Deficit accumulated during the development stage	(15,407)	(15,407)
Total shareholders’ equity	25,131	31,231
Capitalization	25,131	31,231

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DILUTION

If you invest in our securities, you will experience immediate and substantial dilution to the extent of the difference between the public offering price of our ordinary shares and the pro forma net tangible book value per share of our ordinary shares immediately after the offering.

Our historical net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding ordinary shares. The historical net tangible book value of our ordinary shares as of June 30, 2015 was $25.1 million, or $1.77 per share.

The pro forma net tangible book value of our ordinary shares as of June 30, 2015, was $31.2 million, or $1.91 per share. The pro forma net tangible book value gives effect to the issuance and sale of 2,161,290 ordinary shares in this offering at a public offering price of $3.10 per share, after deducting the co-placement agents’ fees and estimated offering expenses payable by us.

The following table illustrates this dilution on a per share basis to new investors:

Public offering price per share	$3.10
Net tangible book value per share before this offering, as of June 30, 2015	1.77
Increase in net tangible book value per share attributable to new investors in this offering	0.14
Pro forma net tangible book value per share after offering	1.91
Dilution in pro forma tangible book value per share to new investors	1.19

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PRIVATE PLACEMENT OF WARRANTS

Concurrently with the closing of the sale of ordinary shares in this offering, we also expect to issue to the investors in this offering in a private placement, warrants to purchase an aggregate of 1,080,645 of our ordinary shares.

Each warrant shall be exercisable at any time after six months following the issuance date at an initial exercise price equal to $4.50 per share and have a term of exercise equal to five and one-half years from the issuance date. The warrants may be exercised for cash or on a cashless basis if there is no effective registration statement registering the ordinary shares issuable upon exercise of the warrants. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise, subject to increase or decrease up to 9.99% at the election of the holder, provided that any increase shall not be effective until 61 days following notice of such election.

The warrants will be issued without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, investors may exercise those warrants and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act, or another applicable exemption under the Securities Act.

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PLAN OF DISTRIBUTION

We have entered into a co-placement agency agreement, dated as of March 16, 2016, with Roth Capital Partners, LLC and H.C. Wainwright & Co., LLC. Subject to the terms and conditions contained in the co-placement agency agreement, the co-placement agents have agreed to act as co-placement agents in connection with the sale of our ordinary shares.

The co-placement agents may engage selected dealers to assist in the placement of the ordinary shares.  The co-placement agents are not purchasing or selling any of the ordinary shares offered by us under this prospectus supplement and the accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of ordinary shares. The co-placement agents have agreed to use reasonable best efforts to arrange for the sale of the ordinary shares.  There is no required minimum number of ordinary shares that must be sold as a condition to completion of this offering. The purchase price for the ordinary shares has been determined based upon arm’s-length negotiations between the investors and us.

The co-placement agency agreement provides that the obligations of the co-placement agents and the investors of the ordinary shares are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

We have entered into a securities purchase agreement directly with each investor in connection with this offering, and we will only sell to investors who have entered into the securities purchase agreement.  We currently anticipate that the closing of the sale of the ordinary shares offered hereby will be completed on or about March 22, 2016, subject to customary closing conditions.

Upon closing, we will deliver to each investor delivering funds the number of ordinary shares purchased by such investor through the facilities of The Depository Trust Company.

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The co-placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any commissions received by the co-placement agents and any profit realized on the resale of the ordinary shares sold by the co-placement agents while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the co-placement agents would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares by the co-placement agents acting as principal. Under these rules and regulations, the co-placement agents:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Commissions and Expenses

We have agreed to pay the co-placement agents an aggregate cash placement agent fee equal to 7.0% of the gross proceeds received by us for this offering. This fee will be distributed among the co-placement agents and any selected-dealers that it has retained to act on their behalf in connection with the offering.

The following table shows per share and total cash placement agent’s fees we will pay to the co-placement agents in connection with the sale of the ordinary shares pursuant to this prospectus supplement and the accompanying prospectus assuming the purchase of all of the ordinary shares offered hereby:

Per share placement agent fee	$0.217
Total	$468,999.93

In connection with the offering being made by this prospectus supplement and the accompanying prospectus, we will reimburse the co-placement agents for certain fees and disbursements incurred by them in connection with this offering. The aggregate amount of such reimbursements will not exceed $35,000. In addition, we have agreed to grant a 12 month right of first refusal to the co-placement agents to act as lead placement agents or lead underwriters in any offering of equity or debt securities.

We estimate the total offering expenses of this offering that will be payable by us, excluding the co-placement agents’ fees, will be approximately $126,000, which includes legal and printing costs, various other fees and the reimbursement of the co-placement agents’ expenses.

Indemnification

We have agreed to indemnify the co-placement agents and certain other persons against certain liabilities, including liabilities under the Securities Act and the Exchange Act, and to contribute to payments that the co-placement agents may be required to make in respect of those liabilities.

Listing

Our ordinary shares are listed on the NASDAQ Global Market under the trading symbol “ORPN.”

Transfer Agent

The transfer agent for our ordinary shares is VStock Transfer, LLC.

Other

The co-placement agency agreement and the securities purchase agreement are included as exhibits to a Report of Foreign Private Issuer on Form 6-K that we filed with the SEC and that is incorporated by reference into the registration statement of which this prospectus supplement forms a part.

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LEGAL MATTERS

The validity of the securities offered hereby and certain matters of Israeli law will be passed upon for us by Zysman, Aharoni, Gayer & Co., Tel Aviv, Israel. Certain matters of United States federal securities law relating to this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the co-placement agents by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of Bio Blast Pharma Ltd. as of December 31, 2014, have been incorporated by reference herein in reliance upon the report of Kost Forer Gabbay & Kasier, a member firm of EY Global, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for each calendar quarter and other material information that we are required to make public, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.bioblast-pharma.com. The information contained on, or linked from our website or the SEC’s website does not form part of this prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the ordinary shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The following documents filed with or furnished to the SEC by our Company are incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014;

•	The notice of annual general meeting and proxy statement of the Company incorporated by reference into the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on March 31, 2015;

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•	The first paragraph of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on April 9, 2015;

•	The Company’s report of foreign private issuer on Form 6-K furnished to the SEC on May 5, 2015;

•	The Company’s GAAP Financial Statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on May 19, 2015;

•	The first through the fifth paragraphs and the paragraph titled “Forward-Looking Statements” of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on June 15, 2015;

•	The first through the fourth paragraphs of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on June 22, 2015;

•	The first paragraph of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on June 25, 2015;

•	The first paragraph of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on June 29, 2015;

•	The Company’s GAAP Financial Statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on August 21, 2015;

•	The first sentence of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on September 10, 2015;

•	The first sentence of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on September 16, 2015;

•	The first sentence of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on October 9, 2015;

•	The first three paragraphs, the first eight paragraphs under the section titled “HOPEMD Study – Interim Safety and Efficacy Results” and the sections titled “HOPEMD Phase 2 Trial Design” and “Forward Looking Statements” of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on October 27, 2015;

•	The first three paragraphs and the paragraph titled “Forward-Looking Statements” of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on November 16, 2015;

•	The Company’s GAAP Financial Statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on November 17, 2015;

•	The second paragraph and the paragraph titled “Forward-Looking Statements” of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on December 9, 2015;

•	The first and second paragraphs of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on January 11, 2016;

•	The Notice of Meeting and Proxy Statement of the Company incorporated by reference into the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on January 19, 2016;

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•	The report of foreign private issuer on Form 6-K furnished to the SEC on January 27, 2016;

•	The Company’s GAAP Financial Statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on February 23, 2016;

•	The report of foreign private issuer on Form 6-K furnished to the SEC on February 24, 2016

•	The first sentence of the first paragraph, the second and third paragraphs, the fifth through the ninth paragraphs, the twelfth paragraph and the paragraph titled “Forward Looking Statements” of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on March 16, 2016;

•	The report of foreign private issuer on Form 6-K furnished to the SEC on March 17, 2016;

•	The report of foreign private issuer on Form 6-K furnished to the SEC on March 18, 2016; and

•	The description of the Company’s ordinary shares, par value NIS 0.01 per share contained in the Company’s registration statement on Form 8-A filed pursuant to the Exchange Act on July 28, 2014 (File No. 001-36578), including any amendment or report filed which updates such description.

All subsequent Annual Reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus. We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Bio Blast Pharma Ltd., 37 Dereh Menachem Begin St. 15th Floor, Tel Aviv 6522042 Israel, attention: Ehud (Udi) Gilboa, Chief Financial Officer, telephone: +972 722409060.

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Prospectus

$100,000,000

Ordinary Shares

We may offer and sell from time to time in one or more offerings up to a total amount of $100,000,000 of our ordinary shares. Each time we sell ordinary shares pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in our ordinary shares.

Our ordinary shares are traded on the NASDAQ Global Market, or NASDAQ, under the symbol “ORPN”.

The aggregate market value of our outstanding ordinary shares held by non-affiliates is $32,755,512, based on 14,230,480 ordinary shares outstanding, of which 5,054,863 are held by non-affiliates, and a per share price of $6.48 based on the closing sale price of our ordinary shares on NASDAQ on July 31, 2015. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our ordinary shares involves a high degree of risk. Risks associated with an investment in our ordinary shares will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 3.

The ordinary shares may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of our ordinary shares with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of our ordinary shares and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $100,000,000 of our ordinary shares in one or more offerings. We sometimes refer to our ordinary shares as the “securities” throughout this prospectus.

Each time we sell ordinary shares, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with additional information described below under “Where You Can Find More Information and Incorporation by Reference” before buying the ordinary shares being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

1

In this prospectus, references to the terms “BioBlast,” “the Company,” “we,” “us,” “our” and similar terms, refer to BioBlast Pharma Ltd., unless we state or the context implies otherwise. References to our “ordinary shares” mean our ordinary shares, par value New Israeli Shekels, or NIS, 0.01 per share.

ABOUT BioBlast Pharma Ltd.

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Warning Regarding Forward-Looking Statements.”

We are a development-stage biopharmaceutical company focused on the identification, licensing, acquisition, development and commercialization of drugs for rare and ultra-rare genetic and metabolic diseases. We seek to identify therapeutic platforms that offer solutions for several diseases that share a common pathophysiological mechanism, which are the functional changes that accompany a particular syndrome or disease. We focus on diseases with severe and debilitating manifestations, where the unmet medical need is clear, the biological mechanism of action is understood and for which there is no satisfactory treatment. Since our inception in 2012, we have developed and in-licensed potential treatments for a range of diseases. Currently, we have four drug candidates in development targeting five diseases associated with three platforms. The three platforms are:

•	Protein Stabilizing Platform: Cabaletta is a mutant protein stabilizing and autophagy enhancer based on a small repurposed molecule, namely, trehalose. Trehalose is currently used as an excipient, or non-active ingredient, for protein-based drugs that are administered intravenously, such as Avastin® or Herceptin®. Mutant unstable cellular proteins are the cause of several genetic diseases known as PolyA/PolyQ diseases, including oculopharyngeal muscular dystropy (OPMD), and spinocerebellar ataxia type 3 (SCA3; Machado Joseph disease). These pathological proteins aggregate within cells, eventually leading to cell death. Data to date from preclinical studies in both cell and animal models indicate that our Cabaletta platform (i.e., trehalose) has the potential to prevent mutant protein aggregation and enhanced autophagy in humans.

We are currently conducting a Phase 2 open label clinical trial for Cabaletta in OPMD (HOPEMD study) in Israel and Canada. Additionally, in March 2015, the U.S. Food and Drug Administration (FDA) granted us clearance to proceed with an investigational new drug (IND) with respect to this study. With this clearance, and subject to planned discussions with the FDA regarding trial design, we plan to initiate in the second half of 2015 a 12 month, double-blind, placebo-controlled, multi-center Phase 3 study in the United States and Canada for Cabaletta with approximately 70 OPMD patients. We have stopped enrollment in the HOPEMD study at 25 patients. We had originally intended to enroll 70 patients. New OPMD patients will now be enrolled in the anticipated Phase 3 pivotal study. We expect that this Phase 3 study will be completed at the end of 2016, and because of its shorter duration, will provide results at approximately the same time as the HOPEMD study.

Concurrently, we are conducting a Phase 2 clinical trial to assess Cabaletta’s efficacy and safety in treating SCA3. Subject to planned discussions with the FDA regarding trial design, we intend to start a double-blind, placebo-controlled, multi-center clinical study in 2015 for SCA3. With respect to OPMD and SCA3, we plan to continue to pursue pre-commercial activities and commercial planning in 2015.

Based on the mechanism of action of trehalose and our intellectual property, we believe that this drug platform has the potential to treat several other PolyA/PolyQ diseases.

•	Read-through Platform: This platform represents a number of drug candidates which are proprietary formulations of intrathecally delivered, repurposed macrolides targeting neurodegenerative and neurodevelopmental diseases. The platform enables the read-through (or bypassing) of genetic defects called nonsense mutations or stop codons that interfere with normal protein formation and cause disease. Based on our preclinical data, we believe that this drug platform has the potential to treat several diseases caused by nonsense mutation. BBrm02 is our lead product candidate and is a proprietary formulation of a small repurposed molecule, azithromycin for intrathecal delivery. Subject to regulatory approval, we plan to start a Phase 1/2a clinical study with BBrm02 in early 2016 in spinal muscular atrophy (SMA).

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•	Mitochondrial Protein Replacement Platform: mPRT is a mitochondrial protein replacement platform with the potential to treat a number of diseases caused by mutations in genes associated mitochondrial-related proteins. Mitochondria are cell components that supply chemical energy for normal cell functioning. This platform is currently in preclinical development for two diseases: Friedreich’s Ataxia and ornithine transcarbamylase deficiency. These diseases are among hundreds of genetic diseases that are caused by a missing or mutant protein that has a critical role in the normal mitochondrial function. While lysosomal protein replacement platforms have been successful in replacing a missing protein in lysosomes, we believe that our mPRT platform has the potential to be successful in replacing mitochondrial proteins. Our product candidates are new “fusion proteins” that are a combination of the replaced protein fused with two additional sequences that facilitate transport through biological membranes. Based on the biology of this platform and our intellectual property, we believe that this drug platform has the potential to treat a number of mitochondrial diseases.

Our strategy is based on risk diversification through multiple therapeutic platforms, diversified clinical and pre-clinical stages of our programs, and diversified diseases addressed. We use strict selection criteria for our pipeline platforms and focus on drugs that we believe will be cost-efficient to develop.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and any prospectus supplement may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, will contain forward-looking statements. These forward-looking statements include, but are not limited to, those statements regarding anticipated expenses, capital requirements and our needs for additional financing; timing, design, the initiation and successful completion of the clinical trials we are or anticipate conducting, if at all; FDA approval of, or other regulatory action in the United States and elsewhere; the commercial launch and future sales of any products or product candidates; our ability to achieve favorable pricing for our products; and our expectations regarding licensing, acquisitions and strategic operations. In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus would not be interpreted differently in light of additional research and clinical and preclinical trials results. The forward-looking statements contained in this prospectus are subject to risks and uncertainties, including in our most recent Annual Report on Form 20-F, under Item 3.D. – “Risk Factors” and in our other filings with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as otherwise required by law, we are under no obligation to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth cash and cash equivalents, short-term investments and our shareholders’ equity as of March 31, 2015. The financial data in the following table should be read in conjunction with our consolidated unaudited interim financial statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on May 19, 2015 for the period ended March 31, 2015, which have been incorporated by reference in this prospectus.

As of March 31, 2015 (unaudited, U.S. Dollars, in thousands)
Cash and cash equivalents	$7,011
Short-term bank deposit	22,075

Shareholders’ equity:
Ordinary Shares of NIS 0.01 par value:
Authorized – 50,000,000 shares as of March 31, 2015;
Outstanding – 14,230,480 shares as of March 31, 2015	39

Additional paid-in capital	39,777
Deficit accumulated during the development stage	(11,721)
Total shareholders’ equity	28,095
Capitalization	$28,095

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations and drug development, capital expenditures and business development. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

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PRICE RANGE OF OUR ORDINARY SHARES

Our Ordinary Shares have been listed on the NASDAQ Global Market under the symbol “ORPN” since July 31, 2014. Prior to that date, there was no public trading market for our Ordinary Shares. Our initial public offering was priced at $11.00 per share on July 30, 2014. The following table sets forth for the periods indicated the high and low sales prices per ordinary share as reported on the NASDAQ Global Market:

Annual Information:	Low	High
2014	$4.53	$9.79

Quarterly Information

Third Quarter 2014	$6.90	$9.79

Fourth Quarter 2014	$4.53	$7.78

First Quarter 2015	$5.80	$8.85

Second Quarter 2015	$5.10	$8.50

Third Quarter 2015 (through July 31, 2015)	$6.05	$7.15

Monthly Information:

January 2015	$6.61	$8.47

February 2015	$6.46	$8.37

March 2015	$5.80	$7.70

April 2015	$5.28	$7.90

May 2015	$5.10	$6.29

June 2015	$5.51	$8.50

July 2015	$6.05	$7.15

DESCRIPTION OF OUR ORDINARY SHARES

The following is a summary description of our ordinary shares under our amended and restated articles of association, or Articles of Association. Our share capital is NIS 500,000, consisting of 50,000,000 ordinary shares NIS 0.01 par value per share. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect all the directors.

Dividend and Liquidation Rights. Our Board of Directors may declare a dividend to be paid to the holders of our ordinary shares according to their rights and interests in our profits and may fix the record date for eligibility and the time for payment. The directors may from time to time pay to the shareholders on account of the next forthcoming dividend such interim dividends as, in their judgment, our position justifies. All dividends unclaimed for one year after having been declared may be invested or otherwise used by the directors for our benefit until claimed. No unpaid dividend or interest shall bear interest as against us. Our Board of Directors may determine that a dividend may be paid, wholly or partially, by the distribution of certain of our assets or by a distribution of paid up shares, debentures or debenture stock or any of our securities or of any other companies or in any one or more of such ways in the manner and to the extent permitted by the Israeli Companies Law.

Voting; annual, general and extraordinary meeting. Subject to any rights or restrictions for the time being attached to any class or classes of shares, each shareholder shall have one vote for each share of which he or she is the holder, whether on a show of hands or on a poll. Our articles of association do not permit cumulative voting and it is not mandated by Israeli law. Votes may be given either personally or by proxy. A proxy need not be a shareholder. If any shareholder is without legal capacity, he may vote by means of a trustee or a legal custodian, who may vote either personally or by proxy. If two or more persons are jointly entitled to a share then, in voting upon any question, the vote of the senior person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share and, for this purpose seniority shall be determined by the order in which the names stand in the shareholder register.

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Quorum for general meetings. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who holds or represent between them at least one-third of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time/date if so specified in the summons or notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Notice of general meetings. Unless a longer period for notice is prescribed by the Israeli Companies Law, at least 10 days and not more than 60 days’ notice of any general meeting shall be given, specifying the place, the day and the hour of the meeting and, in the case of special business, the nature of such business, shall be given in the manner hereinafter mentioned, to such shareholders as are under the provisions of our articles of association, entitled to receive notices from us. Only shareholders of record as reflected on our share register at the close of business on the date fixed by the Board of Directors as the record date determining the then shareholders who will be entitled to vote, shall be entitled to notice of, and to vote, in person or by proxy, at a general meeting and any postponement or adjournment thereof.

Annual general meetings; agenda; calling a general meeting. General Meetings are held at least once in every calendar year at such time (within a period of 15 months after the holding of the last preceding General Meeting), and at such time and place as may be determined by the Board of Directors. At a General Meeting, decisions shall be adopted only on matters that were specified on the agenda. The Board of Directors is obligated to call extraordinary general meeting of the shareholders upon a written request in accordance with the Israeli Companies Law. The Israeli Companies Law provides that an extraordinary general meeting of shareholder may be called by the Board of Directors or by a request of two directors or 25% of the directors in office, or by shareholders holding at least 5% of the issued share capital of the company and at least 1% of the voting rights, or of shareholders holding at least 5% of the voting rights of the company.

Majority vote. Except as otherwise provided in the articles of association, any resolution at a General Meeting shall be deemed adopted if approved by the holders of a majority of our voting rights represented at the meeting in person or by proxy and voting thereon. In the case of an equality of votes, the chairman of the meeting shall not be entitled to a further vote.

No discrimination against shareholders. According to our articles of association, there are no discriminating provisions against any existing or prospective holders of our shares as a result of a shareholder holding a substantial number of shares.

Transfer of Shares; record dates. Fully paid up Ordinary Shares may be freely transferred pursuant to our articles of association unless such transfer is restricted or prohibited by another instrument or securities laws. Each shareholder who would be entitled to attend and vote at a General Meeting of shareholders is entitled to receive notice of any such meeting. For purposes of determining the shareholders entitled to notice and to vote at such meeting, the Board of Directors will fix a record date.

Modification of Class Rights. If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issuance of the shares of that class) may be varied with the consent in writing of the holders of all the issued shares of that class, or with the sanction of a majority vote at a meeting of the shareholders passed at a separate meeting of the holders of the shares of the class. The provisions of our articles of association relating to general meetings shall apply, mutatis mutandis, to every such separate general meeting. Any holder of shares of the class present in person or by proxy may demand a secret poll.

Unless otherwise provided by the conditions of issuance, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed to modify or abrogate the rights attached to the previously issued shares of such class or of any other class. These conditions provide for the minimum shareholder approvals permitted by the Israeli Companies Law.

Restrictions on Shareholders Rights to Own Securities. Our articles of association and the laws of the State of Israel do not restrict in any way the ownership or voting or our shares by non-residents of Israel, except with respect to subjects of countries which are in a state of war with Israel.

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Election of Directors. Other than external directors, for whom special election requirements apply under the Israeli Companies Law as detailed below, our directors are each elected at a general meeting of our shareholders and serve for a term of one year. Directors (other than external directors) shall nevertheless be removed prior to the end of their term by the majority of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, all in accordance with the Israeli Companies Law and our articles of association. In addition, our articles of association allow our Board of Directors to appoint directors, other than external directors, to fill vacancies on our Board of Directors, for a term of office equal to the remaining period of the term of office of the directors whose offices have been vacated.

External directors are elected for an initial term of three years and may be elected for up to two additional three-year terms (or more) under certain circumstances. External directors may be removed from office only under the limited circumstances set forth in the Companies Law.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	to one or more underwriters for resale to the public or to investors;

•	through agents;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	through a combination of these methods of sale.

•	The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

•	We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

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•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

We may also sell securities pursuant to an “equity line of credit”. In such event, we will enter into a share purchase agreement with the purchaser to be named therein, which will be described in a report on Form 6-K that we will file with the SEC. In that Form 6-K, we will describe the total amount of securities that we may require the purchaser to purchase under the purchase agreement and the other terms of purchase, and any rights that the purchaser is granted to purchase securities from us. In addition to our issuance of shares to the equity line purchaser pursuant to the purchase agreement, this prospectus (and the applicable prospectus supplement or post-effective amendment) also covers the resale of those shares from time to time by the equity line purchaser to the public. The equity line purchaser will be considered an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Its resales may be effected through a number of methods, including without limitation, ordinary brokerage transactions and transactions in which the broker solicits purchasers and block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction. The equity line purchaser will be bound by various anti-manipulation rules of the SEC and may not, for example, engage in any stabilization activity in connection with its resales of our securities and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

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Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $35,000 which at the present time include the following categories of expenses:

SEC registration fee	$11,620

Legal fees and expenses	$11,500

Accounting fees and expenses	$5,000

Miscellaneous expenses	$6,880

Total	$35,000

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the ordinary shares offered in this prospectus will be passed upon for us by Zysman, Aharoni, Gayer & Co., Tel Aviv, Israel. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York, is acting as our counsel in connection with United States securities laws.

EXPERTS

The financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for each calendar quarter and other material information that we are required to make public, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://bioblast-pharma.com. The information contained on, or linked from our website or the SEC’s website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the ordinary shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The following documents filed with or furnished to the SEC by our Company are incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014;

•	The notice of annual general meeting and proxy statement of the Company incorporated by reference into the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on March 31, 2015;

•	The first paragraph of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on April 9, 2015;

•	The Company’s report of foreign private issuer on Form 6-K furnished to the SEC on May 5, 2015;

•	The Company’s GAAP Financial Statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on May 19, 2015;

•	The first through the fifth paragraphs and the paragraph titled “Forward-Looking Statements” of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on June 15, 2015;

•	The first through the fourth paragraphs of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on June 22, 2015;

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•	The first paragraph of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on June 25, 2015;

•	The first paragraph of the press release attached to the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on June 29, 2015; and

•	The description of the Company’s Ordinary Shares, par value NIS 0.01 per share contained in the Company’s registration statement on Form 8-A filed pursuant to the Exchange Act on July 28, 2014 (File No. 001-36578), including any amendment or report filed which updates such description.

All subsequent Annual Reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at BioBlast Pharma Ltd., 37 Dereh Menachem Begin St., Tel Aviv 6522042, Israel, attention: Ehud (Udi) Gilboa, Chief Financial Officer, telephone number: +972-72-2409060.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, almost all of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons’ assets are located outside the United States. Service of process upon us and upon our directors and officers and the experts named in his prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel that it may be difficult to assert United States securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of United States securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If United States law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

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•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed Zysman, Aharoni, Gayer and Sullivan & Worcester LLP as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of any offering under this registration statement of which this prospectus forms a part, or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

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2,161,290 Shares

Bio Blast Pharma Ltd.

Ordinary Shares

PROSPECTUS SUPPLEMENT

Roth Capital Partners	Rodman & Renshaw
a unit of H.C. Wainwright & Co.

March 18, 2016

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